                                                                  EXHIBIT (j)(3)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference of the Prospectus and Statement of Additional Information in this Post-Effective Amendment No. 55 to the Registration Statement of Eaton Vance Mutual Funds Trust (1933 Act File No. 2-90946) of our report dated December 3, 1999, on the financial statements and financial highlights of the Eaton Vance Tax-Managed International Growth (the "Fund") included in the Annual Report to Shareholders of the Fund. We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information.


                                  /s/ Deloitte & Touche LLP
                                  DELOITTE & TOUCHE LLP


February 23, 2000
Boston, Massachusetts